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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 5

               ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed  pursuant to Section  16(a) of the  Securities  Exchange  Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[ ] Check this box if no longer subject of Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

[  ] Form 3 Holdings Reported

[  ] Form 4 Transaction Reported

================================================================================
1. Name and Address of Reporting Person

  Chiostri              Raymond                    F.
--------------------------------------------------------------------------------
   (Last)               (First)                 (Middle)

  2503 South Hanley Road
--------------------------------------------------------------------------------
                                    (Street)

 St. Louis                 MO                   63144
--------------------------------------------------------------------------------
   (City)               (State)                 (Zip)

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2. Issuer Name and Ticker or Trading Symbol

   KV Pharmaceutical Company; KVA & KVB

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3. IRS or Social Security Number of Reporting Person (Voluntary)

   ###-##-####

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4. Statement for Month/Year

   March, 1999
================================================================================
5. If Amendment, Date of Original (Month/Year)

================================================================================
6. Relationship of Reporting Person to Issuer
   (Check all applicable)

   [   ]   Director                             [   ]   10% Owner
   [ X ]   Officer (give title below)           [   ]   Other (specify below)


                                 Vice President
================================================================================
7.  Individual or Joint/Group Reporting

    [ X ] Form Filed by One Reporting Person
    [   ] Form Filed by More Than One Reporting Person

================================================================================
           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
================================================================================

                                                                                                 5.             6.
                                                                 4.                              Amount of      Owner-
                                                                 Securities Acquired (A) or      Securities     ship
                                                                 Disposed of (D)                 Beneficially   Form:     7.
                                                                 (Instr. 3, 4 and 5)             Owned at End   Direct    Nature of
                                      2.            3.           ------------------------------- of Issuer's    (D) or    Indirect
1.                                    Transaction   Transaction                   (A)            Fiscal Year    Indirect  Beneficial
Title of Security                     Date          Code              Amount      or     Price   (Instr. 3      (I)       Ownership
(Instr. 3)                            (mm/dd/yy)    (Instr. 8)                    (D)            and 4)         (Instr.4) (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------

Class A Common Stock                  7/28/98        M               3,000       A      4.992
------------------------------------------------------------------------------------------------------------------------------------
Class A Common Stock                  4/3/98         M               2,250       A      2.164    24,000          D
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
Class B Common Stock                  7/28/98        M               3,000       A      5.013
------------------------------------------------------------------------------------------------------------------------------------
Class B Common Stock                  4/3/98         M               2,250       A      2.172    24,000          D
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------


====================================================================================================================================

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                          9.        10.
                                                                                                          Number    Owner-
                                                                                                          of        ship
                    2.                                                                                    Deriv-    of
                    Conver-                    5.                              7.                         ative     Deriv-   11.
                    sion                       Number of                       Title and Amount           Secur-    ative    Nature
                    or                         Derivative    6.                of Underlying     8.       ities     Secur-   of
                    Exer-                      Securities    Date              Securities        Price    Bene-     ity:     In-
                    cise     3.                Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                    Price    Trans-   4.       or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.                  of       action   Trans-   of(D)         (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of            Deriv-   Date     action   (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative          ative    (Month/  Code     4 and 5)      Date     Expira-            Number  ity      Year      (I)      ship
Security            Secur-   Day/     (Instr.  ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)          ity      Year)    8)        (A)    (D)   cisable  Date     Title     Shares  5)       4)        4)       4)
------------------------------------------------------------------------------------------------------------------------------------
Stock Option        4.992    7/28/98     M             3,000                    Class A   3,000               0
(Right to                                                                       Common
Buy)                                                                            Stock
------------------------------------------------------------------------------------------------------------------------------------
Stock Option        2.164    4/3/98      M             2,250                    Class A   2,250               0
(Right to                                                                       Common
Buy)                                                                            Stock
------------------------------------------------------------------------------------------------------------------------------------
Stock Option        5.013    7/28/98     M             3,000                    Class B   3,000               0
(Right to                                                                       Common
Buy)                                                                            Stock
------------------------------------------------------------------------------------------------------------------------------------
Stock Option        2.172    4/3/98      M             2,250                    Class B   2,250               0
(Right to                                                                       Common
Buy)                                                                            Stock
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

====================================================================================================================================

Explanation of Responses:



        /s/ Raymond S. Chiostri                                  5/17/99
---------------------------------------------            -----------------------
        Signature of Reporting Person                             Date